IFT Corporation
718 South Military Trail
Deerfield Beach, Florida 33442
800.461.6830
954.428.7011

February 19, 2005	CONFIDENTIAL

Charles R. Weeks

Re: Employment Agreement

Dear Chuck:

Pursuant to our discussions, please find below the terms and conditions of our offer of employment to you:

1.
Your corporate title will be Chief Financial Officer. As part of this function, you will also be the Corporate Treasurer. You shall have the duties and responsibilities usually vested in such capacities, as determined from time to time by the CEO and Board of Directors of the Company, and such other duties and responsibilities as may be assigned to you from time to time by the CEO, Board of Directors and Bylaws.

2.	Your Agreement is for two (2) years ("Employment Period"), commencing on or before the end of February 2005 ("Date of Employment"). [Date of Employment is February 25, 2005]

3.	You will receive an annual salary of $125,000 and be paid on a semi-monthly basis.

4.
You will be granted 5,000 incentive stock options ("ISO") covering the period beginning from your Date of Employment to December 31, 2005, and 5,000 incentive stock options annually thereafter, pursuant to and in accordance with one of the Company's stock option plans, or any successor plans as the Compensation Committee of the Board of Directors may designate. The ISO's shall have an exercise price per share equal to one hundred percent (100%) of the fair market value of Company's common stock as of your Date of Employment ("Date of Grant") and, subject to vesting, shall be exercisable at any time, in whole or in part, within three (3) years of the Date of Grant. Your ISO's will vest based upon your meeting certain corporate and individual goals, objectives, and measurements set by and between the CEO and Compensation Committee, which will be established within thirty (30) days from your Date of Employment for the first year ended December 31, 2005 and sixty (60) days from the beginning of the 2006 calendar year.

5.
We will provide, at "no cost" to you and your immediate family, health insurance and dental insurance coverage, beginning as of your Date of Employment for the Employment Period. You will be entitled to participate in the following plans as they may exist from time to time during your Employment Period, to wit, any and all hospitalization, accidental death and dismemberment, disability, travel and life insurance plans.

6.
You will be entitled to participate in and any and all other plans as they may exist from time to time during your Employment Period, offered by the Company to its employees, including bonus, savings, pension, profit-sharing, and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. As of the Date of Agreement, none of the foregoing plans are in force at the Company. Notwithstanding the foregoing, it is the intention of the Company to establish a 401K within 180 days from your Date of Employment

7.
You will be entitled to two (2) weeks vacation for your first year and three (3) weeks each year thereafter. Vacation will be taken at such times as you and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by you hereunder. Notwithstanding the foregoing, as an officer of Company, you are expected to utilize your vacation time judiciously and so as not to jeopardize the business of the Company. Unused vacation may not be carried forth to the next calendar year without prior written consent by the Company, except that no written consent is required for carrying over a maximum of seven (7) days to any subsequent year.

8.	You will report directly to the CEO and Chairperson of the Audit Committee of the Board of Directors of the Company.

9.
The Company shall also provide reasonable reimbursement of your out-of-pocket expenses incurred in connection with your duties hereunder, which include AICPA, MACPA, and FICPA dues (if applicable), and continuing education for maintaining your CPA license, upon submission of appropriate documentation.

10.
You shall serve the Company and devote all of your business time, your best efforts and all your skill and ability in the performance of your duties hereunder. You shall carry out your duties in a competent and professional manner, to the reasonable satisfaction of the CEO, Chairperson of the Audit Committee and Board of Directors of the Company, shall work with other executives of the Company and of its affiliates and generally promote the best interests of the Company and its customers. You shall not, in any capacity engage in any activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company or any of its affiliates.

11.
You shall not at any time while employed with us or thereafter divulge, communicate, or use in any way, any Confidential Information pertaining to our business. Any Confidential Information or data now or hereafter acquired by you with respect to our business (which shall include, but not be limited to information concerning our financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of ours that is received by you in confidence and as a fiduciary, and you shall remain a fiduciary to us with respect to all of such information for a period five (5) years after any termination of this Agreement.

12.
We may terminate your employment under this Agreement for "Cause," at any time, but only in the event of (a) your indictment for a felony (provided, however, that following the commencement of an investigation by law enforcement agencies of you for a felony of which we become aware and prior to indictment, we may, without limiting or modifying in any other way its obligations under this Agreement, suspend you from the performance of your duties hereunder), or (b) a determination by us that you have (1) neglected your duties or performed your duties in an incompetent manner, (2) committed fraudulent or dishonest actions, or (3) injured or attempted to injure us. In the event of your termination for cause as set forth herein, or a voluntary termination by you, you shall have no right to any bonuses, salaries, benefits or entitlements other than those accrued or required by law or specifically provided under the terms of the applicable agreement, instrument or plan document. Payment of any further bonuses or other salaries claimed by you will be in our sole and absolute discretion and you will have no entitlement thereto. In the event of your termination by us other than at the end of your two (2) year Employment Period, other than for Cause, you shall be entitled to an amount equal to two (2) months salary paid in equal semi-monthly installments or the remainder of your Employment Period, whichever is lesser, with benefits under all corporate plans to continue during the entire severance period, and we shall have no further liability to you, other than for reimbursement to you of reasonable business expenses incurred prior to the date of termination.

13.
All notices required to be given under this Agreement shall be in writing and personally delivered by courier, or sent by overnight, registered or certified mail, return receipt requested. Notice shall be sent (i) if to the IFT Corporation, Attn: CEO, Quorum Business Center, 718 South Military Trail, Deerfield Beach, Florida 33442, and (ii) if to you, to your address as reflected on our payroll records, or to such other address as either of us may from time to time give notice to the other.

If the above meets with your approval, please countersign below and return a signed fax copy to (954) 425-8586 and original by regular mail or hand delivery to our corporate address above.

Very truly yours,

IFT CORPORATION	ACKNOWLEDGED, AGREED AND ACCEPTED

/s/ Michael T. Adams, CEO	/s/ Charles R. Weeks
Michael T. Adams	Charles R. Weeks
CEO